Certificate regarding Adoption of Amendment to Division (D) of Section 2.02
of Code of Regulations of Peoples Bancorp Inc.
by the Shareholders at the Annual Meeting of Shareholders on April 26, 2018

The undersigned hereby certifies that he is the duly elected, qualified and acting General Counsel and Corporate Secretary of Peoples Bancorp Inc., an Ohio corporation (the “Company”); that the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) was duly called and held on April 26, 2018, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Company duly adopted, by the affirmative vote of holders of common shares of the Company entitling them to exercise more than a majority of the voting power of the Company, the amendment to Division (D) of Section 2.02 of the Company’s Code of Regulations to read as set forth on Annex A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned General Counsel and Corporate Secretary of Peoples Bancorp Inc., acting for and on behalf of the Company, has hereunto set his hand this 25 day of June, 2018.

By:/s/	M. RYAN KIRKHAM
M. Ryan Kirkham
General Counsel and Corporate Secretary of
Peoples Bancorp Inc.